                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549
                            ________________________

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                           __________________________

Date of Report (Date of earliest event reported):  December 19, 2002

                               Home Director, Inc.
                               -------------------
               (Exact Name of Registrant as Specified in Charter)


         Delaware                                           52-2143430
---------------------------                          -------------------------
(State or Other Jurisdiction                             (I.R.S. Employer
   of Incorporation)                                   Identification Number)


                                    333-86873
                                    ---------
                            (Commission File Number)

              2525 Collier Canyon Road, Livermore, California 94551
              -----------------------------------------------------
              (Address of Principal Executive Office)   (Zip Code)

       Registrant's telephone number, including area code: (925) 373-0438



        Netword, Inc., 285 Tanglewood Crossing, Lawrence, New York 11559
        ----------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

     On December 19, 2002, the Registrant acquired all of the stock of Home Director Technologies, Inc., a Delaware corporation (formerly known as Home Director, Inc. and referred to in this Report as "HDT"), through a merger of a special purpose subsidiary of the Registrant into HDT (the "Merger"). The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of April 9, 2002, as amended (the "Merger Agreement"). Immediately prior to the Merger, the Registrant effected a one-for-40 reverse split of its outstanding common stock. Upon the Merger, the former HDT stockholders (approximately 500 persons) became entitled to receive approximately 3,225,127 shares of the Registrant's common stock, or approximately 86% of the Registrant's shares issued and outstanding upon completion of the Merger. In accordance with the Merger Agreement and after giving effect to the reverse split of the Registrant's common stock, the shares of common stock of HDT (including shares issuable on conversion of outstanding preferred stock) were exchanged for shares of the Registrant's common stock at the rate of approximately 36.3 shares of HDT common stock for each share of the Registrant's common stock.

      Effective at the time of the Merger, the Registrant's board of directors was increased from two to seven members and the directors of HDT were elected to fill the resulting vacancies. The expanded board of directors then designated the officers of HDT as officers of the Registrant.

      In connection with the Merger, certain former stockholders of HDT, who after the Merger own approximately 10.5% of the Registrant's outstanding common stock, agreed to vote all of their shares of such common stock in favor of the Registrant's two pre-merger directors for up to three years after the Merger.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On December 19, 2002, the Registrant completed the acquisition of all of the stock of HDT. For information on the nature and amount of consideration, please see "Item 1. Changes in Control of Registrant." As a result of the Merger, the business of HDT is now the Registrant's only business. HDT designs, manufactures, sells and installs integrated home networking solutions that electronically interconnect personal computers, home security systems, audio systems, video services, televisions, utilities and the Internet.

ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE.

   HOME DIRECTOR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of Home Director, Inc. (as constituted before the Merger) should be read together with the audited financial statements and related notes thereto included
elsewhere in this Form 8-K.   References to the "company" in this MD&A are to
the company acquired in the Merger and references to "management" are references to the management of the company. Some of the statements in this MD&A that are not historical facts are forward-looking statements. The forward-looking statements contained in this MD&A are estimates and predictions, and the actual results could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. The risks, uncertainties and assumptions include, but are not limited to, those discussed in Netword's registration statement on Form S-4 which became effective on October 29, 2002.

RESULTS OF OPERATIONS

     THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2002 COMPARED TO THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2001

     Home Director's revenue for the quarter ended September 30, 2002 was approximately $2.7 million, a decrease of approximately $1.3 million, or 32%, from the same period in 2001. This decrease is due primarily to the company's inability to recapture or replace new homebuilding projects and hardware business lost in the first half of 2002 due to inventory shortages stemming from cash constraints that affected its relations with certain key vendors. Home Director's revenue for the first nine months of 2002 was approximately $8.0 million, a decrease of approximately $2.6 million, or 24%, from the same period in 2001. This decrease is due primarily to inventory shortages stemming from cash constraints that affected Home Director's relations with certain key vendors during the first half of 2002 and the company's inability to recapture or replace new home building projects and hardware business in the most recent quarter. Management believes Home Director's receipt of proceeds from the sale of its convertible notes and completion of its debt restructuring have largely relieved the cash constraints.

     Total expenses in all categories decreased substantially in the first nine months of 2002 compared to the first nine months of 2001, and Management believes that its adherence to the cost reduction measures it began in 2001 will continue to have a favorable impact on comparative expenses in future periods. For the quarter ended September 30, 2002 compared to the quarter ended September 30, 2001, cost of revenues decreased by approximately $0.4 million (or 22%) which was primarily attributable to decreased revenues. For the quarter ended September 30, 2002, general and administrative expenses decreased by approximately $0.5 million (or 43%), sales and marketing expenses decreased by approximately $0.3 million (or 32%) and research and development expenses decreased by approximately $1.7 million (or 90%), as compared to the quarter ended September 30, 2001. The company's cost reduction measures included a reduction in headcount, a reduction in its spending on new product development and a change in the company's sales strategy for its products. For the first nine months of 2002 compared to the first nine months of 2001, cost of revenues decreased by approximately $0.8 million (or 13%) which was primarily attributable to decreased revenues. For the first nine months of 2002, general and administrative expenses decreased by approximately $1.4 million (or 37%), sales and marketing expenses decreased by approximately $2.6 million (or 59%) and research and development expenses decreased by approximately $4.5 million (or 89%), as compared to the first nine months of 2001. The company's cost reduction measures included a reduction in headcount, a reduction in spending on new product development, a reduction in marketing and promotional expenses and a change in sales strategy for its products.

      Interest expense for the nine-months ended September 30, 2002 was also adversely affected by certain expenses related to the company's debt financing. The charges include interest accrued on the convertible notes, which were paid to investors by the issuance of common stock of the company immediately prior to the Merger, and amortization of costs of the offering both of which totaled $2.1 million in the quarter and $3.0 million for the nine-months ended September 30, 2002. All of the convertible notes were automatically converted into Home

Director common stock immediately prior to the Merger. Although management views the underlying economic basis of issuance of convertible debt as a sale of Home Director common stock, generally accepted accounting principles require the third-party costs associated with the convertible notes to be treated as fees paid for obtaining debt financing which are then amortized over the expected term of the financing, which is from the date of the convertible note issuance through the anticipated closing date of the Merger. If these transactions were to be treated as a sale of Home Director common stock, the related costs would be netted against the proceeds of the common stock and not presented as an expense in the company's results of operations. The company anticipates these costs will result in approximately $0.5 million in expenses in the quarter ending December 31, 2002.

     Home Director's net loss in the quarter ended September 30, 2002 was approximately $2.9 million, as compared to a net loss of approximately $3.0 million in the same quarter of 2001. The improvement was primarily attributable to the items discussed above. The company's net loss in the first nine months of 2002 was approximately $1.2 million, as compared to a net loss of approximately $13.9 million in the same period of 2001. The substantial improvement was primarily attributable to the items discussed above, the elimination of goodwill amortization as a result of a required change in accounting principle, the non-recurrence of various restructuring charges incurred in 2001 and the extraordinary gain on extinguishment of certain liabilities recorded in 2002.

LIQUIDITY AND CAPITAL RESOURCES

     The net increase in cash totaled approximately $1.7 million in the first nine months of 2002. Cash used in operating activities in the first nine months of 2002 was approximately $4.9 million. This use of cash was primarily attributable to the loss from operations of $2.7 million together with an accounts receivable increase of $0.6 million and a decrease in accounts payable and accrued liabilities of $2.6 million, which excludes the impact of settlements with vendors, and offset in part by depreciation and amortization of $0.6 million and a decrease in net inventories of $0.3 million. Net cash used in investing activities was approximately $1.0 million for the first nine months of 2002, consisting primarily of merger costs incurred in connection with the Merger. Home Director does not anticipate making large expenditures for property and equipment during the balance of 2002. Primarily as a result of the proceeds from the issuance of convertible notes in the first nine months of 2002, offset partially by financing costs, net cash provided by financing activities was $7.6 million, which supplied a portion of the cash used in operating activities during the first nine months of 2002.

     In February 2002, Home Director privately sold $705,000 aggregate principal amount of secured notes and warrants to purchase up to 1,007,143 shares of its common stock. Through October 7, 2002, it sold $8.5 million principal amount of its 8% secured convertible notes due 2003 ($8.3 million sold through September 30, 2002). The notes sold in February 2002 automatically converted into convertible notes in May 2002. All of the convertible notes converted into shares of Home Director common stock at $0.10 per share (a total of 92,817,166 shares) immediately before the Merger.

     As of September 30, 2002, Home Director had $2.9 million in net current assets, excluding convertible notes and fees thereon, which management considers adequate to meet its operating and capital requirements for at least 12 months based on anticipated levels of revenues and operating expenses; however, management cannot be certain that it will achieve the anticipated levels of revenue or that it will not encounter unforeseen costs which would require it to obtain additional capital. Furthermore, expansion of the business into new areas, including by way of one or more strategic acquisitions, might require additional capital. The company would expect to seek such capital through sales of additional equity or debt securities and/or loans from banks. There is no assurance that the company will be able to obtain additional financing, if and when required, or that the terms of any such financing will be favorable.

CRITICAL ACCOUNTING POLICIES

     The methods, estimates and judgments the company uses in applying its most critical accounting policies have a significant impact on the results we report in our consolidated financial statements. The company evaluates its estimates and judgments on an on-going basis. The company bases its estimates on historical experience and on assumptions that it believes to be reasonable under the circumstances. The company's experience and assumptions form the basis for its judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what the company anticipates and different assumptions or estimates about the future could change the company's reported results. The company believes the following accounting policies are the most critical to it, in that they are important to the portrayal of its financial statements and they require the company's most difficult, subjective or complex judgments in the preparation of its consolidated financial statements:

     Revenue Recognition. The company generally recognizes product revenue upon its shipment. The company also recognizes revenues using the percentage of completion method on installation projects, primarily by comparing contractual billing milestones with total contract value. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are identified.

     Allowance for Doubtful Accounts. Accounts receivable are unsecured and the company maintains allowances for doubtful accounts for estimated losses from our customers' inability to make payments they owe us. The company assesses each account that is more than 90 days delinquent and in order to estimate the appropriate level of this allowance considers such factors as historical bad debts, current customer credit-worthiness, changes in customer payment patterns and any correspondence between the company and the customer. If the financial condition of the company's customers were to deteriorate and impair their ability to make payments to us, additional allowances might be required in future periods.

     Inventory. The company presents inventory value at the lower of cost or market and net of valuation allowances for excess and obsolete units. Establishing this reserve requires estimates of sales volumes and pricing. To the extent that the company is not able to correctly anticipate these trends, additional reserves may be required in future periods.

     Intangible Assets and Goodwill. Intangible assets include costs in excess of net assets acquired ("Goodwill") and other purchased intangibles. The carrying amounts of goodwill and intangibles are reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill and intangibles will not be recoverable, as determined based on the estimated undiscounted cash flows of the entity acquired, the carrying amount of the goodwill and other intangibles are reduced to their estimated fair value. This requires the company to estimate such factors as future sales volumes and costs of business produced by these intangibles. To the extent that the company is not able to correctly anticipate these trends, additional adjustments to estimated fair value may be required in future periods.

     Valuation of Common and Preferred Stock Warrants and other equity instruments. The company has, and may continue in the future, entered into transactions whereby it grants common or preferred stock warrants to non-employees or issued convertible debt instruments whose terms include beneficial conversion features. These transactions require the company to determine the fair value of these non-exchange traded instruments. The development of these fair values requires significant judgment and estimates by company management. The company discloses the assumptions used in determining these fair values in its financial statements and believes their assumptions to be reasonable. However, the use of different valuation models, or differing assumptions from management's, could cause materially different values to be assigned to these instruments and could therefore have a significant impact on the company's reported results of operations.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS.

(a)   Financial Statements of Businesses Acquired.

     The audited consolidated financial statements of Home Director Technologies, Inc. (formerly Home Director, Inc.) for the years ended December 31, 2000 and 2001, and the unaudited condensed consolidated financial statements for the nine months ended September 30, 2002, are included in this report as Annex A.

(b)   Pro Forma Financial Information.

     The unaudited pro forma combined condensed financial statements of the Registrant giving effect to the Merger are included in this report as Annex B.

(c)   Exhibits

2.1 Agreement and Plan of Merger by and among Netword, Inc., Webspeak Acquisition Corp. and Home Director, Inc., dated as of April 9, 2002, as amended on July 31, 2002 and October 25, 2002, set forth in Annex A to the Information Statement/Proxy Statement/Prospectus included in the Registrant's Registration Statement on Form S-4 (File No. 333-97615), effective October 29, 2002, incorporated herein by reference.

3.1 Certificate of Amendment of Netword, Inc., filed with the Secretary of State of the State of Delaware on December 17, 2002, effective as of December 19, 2002, filed herewith.

3.2 Restated Certificate of Incorporation of Netword, Inc., filed with the Secretary of State of the State of Delaware on December 17, 2002, effective as of December 19, 2002, filed herewith.

3.3 Amended and Restated Bylaws of Home Director, Inc., adopted as of December 19, 2002 and filed herewith.

3.4 Certificate of Merger of Webspeak Acqusition Corp. into Home Director, Inc., filed with the Secretary of State of the State of Delaware on December 17, 2002, filed herewith.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  December 19, 2002



                               HOME DIRECTOR, INC.
                               (Registrant)



                                By:  /s/  Donald B. Witmer
                                    --------------------------------
                                    Donald B. Witmer
                                    Chairman and Chief Executive Officer

                                     ANNEX A
                                     -------
 AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF HOME DIRECTOR TECHNOLOGIES, INC. (FORMERLY HOME DIRECTOR, INC.) FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Home Director, Inc.

We have audited the accompanying consolidated balance sheet of Home Director, Inc. as of December 31, 2001 and the related statements of operations, shareholders' equity (deficit), and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Home Director, Inc. at December 31, 2001 and the consolidated results of its operations and its cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Home Director, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses since inception and requires additional capital to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Notes 2 and 15. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                            /s/  Ernst  &  Young  LLP



March  8,  2002,  except  for  Note  15,
as  to  which  the  date  is  July  26,  2002

                               HOME DIRECTOR, INC.

                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2001



ASSETS
Current assets:


Cash and cash equivalents                                                                 $   563,046
 Accounts receivable, net of allowance of $274,200                                          1,105,393
 Costs and estimated earnings in excess of billings on uncompleted contracts                  134,765
 Inventories, net of allowance of $2,583,200                                                1,234,318
 Other current assets                                                                         271,756
                                                                                         -------------
Total current assets                                                                        3,309,278

Property and equipment                                                                        612,194
Business process, net of accumulated amortization of $8,530                                     4,094
Customer lists, net of accumulated amortization of $387,191                                   370,205
Assembled workforce, net of accumulated amortization of $222,293                              224,133
Goodwill, net of accumulated amortization of $1,654,837                                     5,601,520
                                                                                         -------------
Total assets                                                                             $ 10,121,424
                                                                                         =============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable and accrued expenses                                                   $  7,450,500
 Billings in excess of costs and estimated earnings on uncompleted contracts                  164,348
 Payables to affiliate and employees                                                        1,580,192
 Notes payable                                                                                125,000
 Current portion of capital lease obligations                                                 142,656
                                                                                         -------------
Total current liabilities                                                                   9,462,696

Capital lease obligations, less current portion                                               132,799

Shareholders' equity:
 Common Stock, $0.001 par value; 200,000,000 shares authorized; 1,123,372 share
  issued and outstanding as of December 31, 2001                                                1,123
 Series A Convertible Preferred Stock, $0.001 par value; 35,000,000 shares authorized;
  33,333,334 shares issued and outstanding as of December 31, 2001 (aggregate
  liquidation preference of $2,000,000)                                                        33,333
 Series B Convertible Preferred Stock, $0.001 par value; 100,000,000 shares authorized;
  44,959,249 shares issued and outstanding as of December 31, 2001 (aggregate
  liquidation preference of $44,959,249)                                                       44,959
 Series C Convertible Preferred Stock, $0.001 par value; 12,000,000 shares authorized;
  10,000,000 shares issued and outstanding as of December 31, 2001 (aggregate
  liquidation preference of $10,000,000)                                                       10,000
 Additional paid-in capital                                                                60,107,185
 Warrants - Preferred Stock and Common Stock                                                4,970,135
 Accumulated deficit                                                                      (64,640,806)
                                                                                         -------------
Total shareholders' equity                                                                    525,929
                                                                                         -------------
Total liabilities and shareholders' equity                                               $ 10,121,424
                                                                                         =============

See accompanying notes.

                               HOME DIRECTOR, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                        YEAR ENDED DECEMBER 31,
                                                                          2001           2000
                                                                    -------------------------------
Revenues                                                              $ 13,226,480   $  5,379,517

Operating expenses:
 Cost of revenues                                                        8,774,512      3,876,751
 General and administrative                                              5,421,653      7,825,635
 Sales and marketing                                                     5,752,232     13,904,552
 Research and development                                                6,087,067      9,377,681
 Impairment of long lived assets                                         8,590,051      1,483,442
 Restructuring charges                                                   4,701,233              -
 Depreciation and amortization                                           4,440,742      1,230,340
                                                                    -------------------------------

Loss from operations                                                   (30,541,010)   (32,318,884)

Other income/(expense):
 Interest income                                                           257,059        913,510
 Interest expense                                                          (96,830)      (266,957)
                                                                    -------------------------------

Net loss                                                              $(30,380,781)  $(31,672,331)
                                                                    ===============================


Net loss per common share - basic and diluted                         $     (29.09)  $  (4,287.58)
                                                                    ===============================


Shares used in computing basic and diluted net loss per common share     1,044,254          7,387
                                                                    ===============================


See accompanying notes.

                               HOME DIRECTOR, INC.

            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                               SERIES A             SERIES B          SERIES C
                                       COMMON STOCK        PREFERRED STOCK     PREFERRED STOCK     PREFERRED STOCK
                                   ------------------------------------------------------------------------------------
                                      SHARES    AMOUNT     SHARES    AMOUNT     SHARES    AMOUNT     SHARES    AMOUNT
                                   ------------------------------------------------------------------------------------

Balance at December 31, 1999                 -  $     -  33,333,334  $33,333           -  $     -           -  $     -
Issuance of Series B preferred
 stock, net                                  -        -           -        -  44,959,249   44,959           -        -
Issuance of Series C preferred
 stock, net                                  -        -           -        -           -        -  10,000,000   10,000
Issuance of warrants to purchase
 Series B preferred stock                    -        -           -        -           -        -           -        -
Issuance of common stock
warrants to purchase Series C
 preferred stock                             -        -           -        -           -        -           -        -
Issuance of common stock
 warrants in exchange for
 consulting services                         -        -           -        -           -        -           -        -
Acceleration of vesting of options
 to purchase common stock
 pursuant to severance agreement             -        -           -        -           -        -           -        -
Issuance of common warrants
 pursuant to research and
 development agreement                       -        -           -        -           -        -           -        -
Exercise of common stock
 options                                90,282       90           -        -           -        -           -        -
Net loss                                     -        -           -        -           -        -           -        -
                                   ------------------------------------------------------------------------------------
Balance at December 31, 2000            90,282       90  33,333,334   33,333  44,959,249   44,959  10,000,000   10,000
Exercise of common stock options        49,632       50           -        -           -        -           -        -
Issuance of common stock in
 connection with acquisitions          983,458      983           -        -           -        -           -        -
Issuance of stock options in
 connection with acquisitions                -        -           -        -           -        -           -        -
Issuance of common stock warrants
 in connection with acquisition              -        -           -        -           -        -           -        -
Issuance of common stock warrants
 for consulting services, less
 deferred compensation of
                                    $  218,943        -           -        -           -        -           -        -
Acceleration of vesting of certain
 stock options                               -        -           -        -           -        -           -        -
Net loss                                     -        -           -        -           -        -           -        -
                                   ------------------------------------------------------------------------------------
Balance at December 31, 2001         1,123,372  $ 1,123  33,333,334  $33,333  44,959,249  $44,959  10,000,000  $10,000
                                   ====================================================================================

                                                                               TOTAL
                                    ADDITIONAL                               SHAREHOLDERS'
                                     PAID-IN                   ACCUMULATED     EQUITY
                                     CAPITAL      WARRANTS      DEFICIT       (DEFICIT)
                                 -----------------------------------------------------------
Balance at December 31, 1999        $ 1,946,004   $        -  $ (2,587,694)  $   (608,357)
Issuance of Series B preferred
 stock, net                          39,201,295            -             -     39,246,254
Issuance of Series C preferred
 stock, net                           9,965,000            -             -      9,975,000
Issuance of warrants to purchase
 Series B preferred stock            (2,877,392)   2,877,392             -              -
Issuance of common stock
warrants to purchase Series C
 preferred stock                       (640,000)     640,000             -              -
Issuance of common stock
 warrants in exchange for
 consulting services                          -        5,386             -          5,386
Acceleration of vesting of options
 to purchase common stock
 pursuant to severance agreement         89,527            -             -         89,527
Issuance of common warrants
 pursuant to research and
 development agreement                        -      235,410             -        235,410
Exercise of common stock
 options                                 21,466            -             -         21,556
Net loss                                      -            -   (31,672,331)   (31,672,331)
                                 -----------------------------------------------------------
Balance at December 31, 2000         47,705,900    3,758,188   (34,260,025)    17,292,445
Exercise of common stock options         24,875            -             -         24,925
Issuance of common stock in
 connection with acquisitions         9,833,602            -             -      9,834,585
Issuance of stock options in
 connection with acquisitions           731,000            -             -        731,000
Issuance of common stock warrants
 in connection with acquisition               -      930,567             -        930,567
Issuance of common stock warrants
 for consulting services, less
 deferred compensation of
                                              -      281,380             -        281,380
Acceleration of vesting of certain
 stock options                        1,811,808            -             -      1,811,808
Net loss                                      -            -   (30,380,781)   (30,380,781)
                                 -----------------------------------------------------------
Balance at December 31, 2001        $60,107,185   $4,970,135  $(64,640,806)  $    525,929
                                 ===========================================================

See accompanying notes.

                               HOME DIRECTOR, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                         YEAR ENDED DECEMBER 31,
                                                                                          2001           2000
                                                                                     ------------------------------
OPERATING ACTIVITIES
Net loss                                                                              $(30,380,781)  $(31,672,331)
Adjustments to reconcile net loss to net cash used in operating activities:
 Depreciation and amortization                                                           4,440,742      1,230,340
 Impairment of long lived assets                                                         8,590,051      1,483,442
 Noncash consulting fees                                                                   281,380          5,386
 Noncash severance expense                                                               1,811,808         89,527
 Noncash research and development                                                                -        235,410
 (Decrease)/increase in accounts receivable allowance                                     (162,098)       303,794
 Increase in inventory reserve                                                           1,250,608      1,252,553
 Changes in operating assets and liabilities, net of assets and liabilities acquired:
  Accounts receivable                                                                    1,907,587     (2,193,646)
  Inventories                                                                              802,565     (1,404,899)
  Other assets                                                                             392,723       (222,288)
  Accounts payable and accrued expenses                                                 (1,572,190)     6,489,384
                                                                                     ------------------------------
Net cash used in operating activities                                                  (12,637,605)   (24,403,328)

INVESTING ACTIVITIES
Purchases of property and equipment                                                       (767,324)    (1,761,321)
Change in restricted certificates of deposit                                               426,697       (426,697)
Increase in long-term assets                                                                     -       (329,650)
Acquisitions of companies                                                               (3,166,513)             -
                                                                                     ------------------------------
Net cash used in investing activities                                                   (3,507,140)    (2,517,668)

FINANCING ACTIVITIES
Bank overdraft                                                                                   -        (27,038)
Borrowings under line of credit                                                                  -      5,672,146
Repayments on line of credit                                                                     -     (5,672,146)
Advances from and payable to shareholders                                                        -      4,542,878
Repayments of shareholder advances and payables                                                  -     (8,824,383)
Issuance of notes receivable                                                                     -     (1,200,000)
Repayment of capital lease obligations                                                    (104,295)       (26,110)
Proceeds from issuance of common stock                                                      24,925         21,556
Proceeds from issuance of preferred stock, net                                                   -     49,221,254
                                                                                     ------------------------------
Net cash (used in) provided by financing activities                                        (79,370)    43,708,157
                                                                                     ------------------------------
Net (decrease) increase in cash                                                        (16,224,115)    16,787,161
Cash and cash equivalents at beginning of year                                          16,787,161              -
                                                                                     ------------------------------
Cash and cash equivalents at end of year                                              $    563,046   $ 16,787,161
                                                                                     ===============================
SUPPLEMENTAL DISCLOSURES
Cash paid for interest                                                                $     75,462   $    268,639
                                                                                     ===============================
NONCASH INVESTING AND FINANCING ACTIVITIES
Capital lease obligations incurred                                                    $    108,889   $    224,403
                                                                                     ===============================

Purchase of Digital Interiors and Los Gatos for stock and note                        $ 11,646,152   $          -
                                                                                     ===============================

Issuance of preferred stock warrants to placement agent                               $          -   $  3,517,392
                                                                                     ===============================

See accompanying notes.

                                HOME DIRECTOR, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 1 - ORGANIZATION AND DESCRIPTION OF THE BUSINESS

Home Director, Inc. (the "Company") was incorporated on October 13, 1999 under the laws of the State of Delaware. The Company, which is headquartered in San Jose, California, commenced operations on December 8, 1999, subsequent to acquiring the assets of and assuming certain liabilities of IBM Corporation's Home Director business unit.

The Company operates in a single industry, the provision of infrastructure components for home networking, and is engaged in the design, sale and installation of home networking products and services for the new home construction market.

The Company acquired Digital Interiors, Inc. ("DI"), an installer of home networking products, on January 25, 2001. The aggregate purchase price for DI was $18,056,506 (including the assumption of certain liabilities totaling $3,569,041, of which certain amounts are held in escrow for periods outlined in the purchase agreement). The Company acquired DI for 983,439 shares of common stock valued at $10.00 per share, the pro rata exchange of 121,835 stock options valued at $731,000, the issuance of 93,057 common stock warrants valued at $930,567, and payment of liabilities and acquisition fees of $2,991,513. The excess of aggregate purchase price over the fair market value of the net assets acquired of approximately $16,295,000 was recorded as goodwill (and related intangibles) and is being amortized over period ranging from one to seven years (see Note 12 - Impairment of Long Lived Assets). In addition, certain sellers can "earn out" additional stock consideration based on obtaining specific operating goals over a period of one to three years from the date of the acquisition as outlined in the purchase agreement. Also, additional shares are issuable upon the occurrence of defined events (including a sale or merger of the Company). The Company's financial advisor is entitled to receive additional warrants based on the earn-outs obtained by DI as outlined in the agreement.

The Company also acquired certain assets from Los Gatos Home Theatre, an installer of home networking products, on May 14, 2001 for an aggregate purchase price for $325,000. The Company paid $175,000 in cash and issued a promissory note for $150,000. The excess of aggregate purchase price over the fair market value of the net assets acquired of approximately $293,000 was recorded as goodwill and is being amortized over eight years (see Note 12 - Impairment of Long Lived Assets).

The Company accounted for these acquisitions using the purchase method of accounting with results of operations of the acquired companies included in the Company's operations from the respective dates of the acquisitions. In connection with the acquisitions, the Company entered into employment agreements with certain employees of the acquired companies ranging from one to two years.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Home Director, Inc. and its wholly owned subsidiary, DI. All significant intercompany accounts and transactions have been eliminated in consolidation.

                               HOME DIRECTOR, INC.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BASIS OF PRESENTATION

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $30,380,781 during the year ended December 31, 2001 and had limited cash resources at that date. These factors indicate that the Company's continuation as a going concern at that date was dependent upon its ability to obtain adequate financing necessary to continue development and growth of its products and services and to satisfy its obligations. In this regard, management raised additional financing. (see Note 15 - Subsequent Events).

USE  OF  ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financials statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the allowance for doubtful accounts, the allowance for obsolete and slow moving inventory, certain severance accruals and estimates regarding the recoverability of long lived assets. Actual results can differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents.

INVENTORIES

Inventories consist of finished goods and are stated at the lower of cost or market. Costs are determined by the weighted average costing method. Inventories are presented net of valuation allowances of $2,583,200 at December 31, 2001.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable and accrued liabilities approximate fair value because of their short maturities.

                               HOME DIRECTOR, INC.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CREDIT RISK, SIGNIFICANT CUSTOMERS AND CONCENTRATIONS

Financial instruments that potentially subject the Company to credit risk consist principally of accounts receivable and cash investments. Receivables are unsecured. The Company provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable.

Cash and cash equivalents are deposited with high credit quality financial institutions which invest primarily in U.S. government securities, highly rated commercial paper and certificates of deposit guaranteed by banks which are members of the FDIC. Deposits held at banks may at times exceed the amount of insurance provided. Generally, these deposits may be redeemed upon demand and therefore bear minimal risk.

The Company relies on a limited number of hardware manufacturers. The inability of any supplier or manufacturer to fulfill supply requirements of the Company could materially impact future operating results.

As of December 31, 2001, two customers accounted for 64% and 51% of the accounts receivable balance and annual revenues, respectively.

LOSS PER SHARE

In accordance with SFAS 128, basic and diluted net loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the period.

The effect of convertible preferred stock which is convertible into 8,829,258 shares of the Company's common stock during 2001 and 2000 using the if-converted method was not included in the computation of diluted net income per share because the effect would be antidilutive.

The effect of options to purchase 1,379,161 and 1,165,035 shares of the Company's common stock outstanding during 2001 and 2000, respectively, was not included in the computation of diluted net income per share because their effect would be antidilutive.

The effect of warrants to purchase 2,192,241 and 2,099,184 shares of the Company's common stock outstanding during 2001 and 2000, respectively, was not included in the computation of diluted net income per share because their effect would be antidilutive.

                               HOME DIRECTOR, INC.

REVENUE RECOGNITION

The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, fee is fixed or determinable, and collectibility is probable. The Company accrues for sales returns, rebate programs and warranty costs based on its experience.

The Company recognizes revenues on installation projects using the percentage of completion method, based primarily on revenue milestones compared with total estimated milestones. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. Revenues recognized in excess of amounts billed are classified as current assets under "Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts." Amounts billed in excess of revenues recognized to date are classified as current liabilities under "Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts."

PROPERTY  AND  EQUIPMENT

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives which generally range from two to five years. Property and equipment includes certain equipment under capital leases. These items are depreciated over the shorter of the lease period or the estimated useful life of the equipment.

INTANGIBLE ASSETS

Intangible assets include costs in excess of net assets acquired ("goodwill") and other purchased intangibles. Goodwill is amortized over period ranging from seven to ten years. Other intangible assets are amortized ratably over estimated useful lives ranging from one to eight years.

The carrying amounts of goodwill and intangibles are reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill and intangibles will not be recoverable, as determined based on the estimated undiscounted cash flows of the entity acquired, the carrying amount of the goodwill and other intangibles are reduced to their estimated fair value. In addition, the Company assesses long-lived assets for impairment under FASB
Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Under those rules, goodwill associated with assets acquired in a purchase business combination is included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable (see Note 13 - Restructuring Costs).

RESEARCH AND DEVELOPMENT COSTS

Research  and  development  costs  are  charged  to  operations  as  incurred.

ADVERTISING COSTS

The Company expenses advertising costs as incurred. The amount of advertising expensed during the years ended December 31, 2001 and 2000 was $56,500 and $2,810,674, respectively.

                               HOME DIRECTOR, INC.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company accounts for income taxes using the liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between the financial reporting and tax basis of the Company's assets and liabilities and for tax carryforwards at enacted statutory rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

ACCOUNTING FOR STOCK-BASED COMPENSATION

As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to account for its stock-based compensation to employees and outside directors, where appropriate, under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and amendments. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

RECENT ACCOUNTING PRONOUNCEMENTS

Effective as of the beginning of 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which requires that derivative instruments be reported on the balance sheet at fair value. The standard also establishes criteria for designation and effectiveness of hedging relationships. Due to the absence of derivative instruments subject to SFAS No. 133, the adoption of the new standard did not have a material impact on the Company's financial position or results of operations.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 eliminates the pooling of interests method of accounting for business combinations that were initiated prior to July 1, 2001. SFAS 141 also includes new criteria to recognize intangible assets separately from goodwill. The requirements of SFAS 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The provisions of SFAS 142 requiring non-amortization of goodwill and indefinite-lived intangible assets apply to goodwill and indefinite-lived intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior the July 1, 2001, the Company is required to adopt SFAS 142 on January 1, 2002. Application of the non-amortization provisions of the standard is expected to result in an increase of net loss of approximately $1,175,000 in 2002, in the absence of impairment write-downs. The Company has not yet performed the required annual impairment tests on the Company's goodwill and other intangible assets in 2002, thus, the effect of these tests on the Company's financial position and results of operations has not yet been determined.

                               HOME DIRECTOR, INC.

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and portions of Accounting Principles Board Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business." SFAS 144 provides a single accounting model for long-lived assets to be disposed of and changes the criteria that would have to be met in order to classify an asset as held-for-sale. The provisions of SFAS No. 144 generally are to be applied prospectively.

NOTE 3 - PROPERTY AND EQUIPMENT

Property  and  equipment  consisted  of  the  following  at  December  31, 2001:


 Computer equipment and software                $  565,972   $  514,612
 Furniture and fixtures                            206,143      502,840
 Office equipment                                  111,667       84,438
 Vehicles                                                -       58,158
 Leasehold improvements                             82,749       25,437
                                               ------------ -----------
                                                   966,531    1,185,485
 Less accumulated depreciation and amortization   (121,762)    (573,291)
                                               ------------ -----------
                                                $ 844,769   $  612,194
                                               ============ ===========



The net book value of assets acquired under capital leases at December 31, 2001 was $61,742. Amortization of assets recorded under capital leases is included with depreciation expense.

NOTE 4 - INCOME TAXES

The Company had no income tax expense for the years ended December 31, 2001 and 2000 due to net losses. At December 31, 2001, the Company had federal and state net operating loss carryforwards of approximately $37,400,000. The federal net operating loss carryforwards expire beginning in the year 2019 and the state net operating loss carryforwards begin to expire in 2014. The deferred tax asset of $21,263,535, relating primarily to differences between book and tax treatment of net operating losses, was fully reserved as of December 31, 2001. The Company has established a valuation allowance of $21,263,535 for the year 2001 to reduce the deferred tax assets due to the uncertainty surrounding the realization of such assets. The Tax Reform Act of 1986 contains provisions that limit the ability to utilize net operating loss carryforwards in the case of certain events including significant changes in ownership interests.

                               HOME DIRECTOR, INC.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes are as follows at December 31, 2001:

Deferred tax assets:
  Accounts receivable                   $  108,282
  Inventory                              1,019,977
  Depreciation                           1,546,789
  Net operating loss carryforwards      14,789,924
  Amortization                           2,087,756
  Reserves                                 742,788
  Other                                    968,019
                                    ---------------
  Deferred tax assets                   21,263,535
  Less valuation allowance             (21,263,535)
                                    ---------------
Net deferred taxes                    $         -
                                    ===============

NOTE 5 - NOTES PAYABLE

Notes payable consist of $125,000 remaining on a note payable to an individual that matured on August 24, 2001 and is in default. The note bears interest at 10% and accrued interest of $21,000 was recorded at December 31, 2001.

NOTE 6 - CAPITAL STOCK

On January 5, 2000, the Company converted all outstanding shares of common stock into an equal number of shares of Series A convertible preferred stock. On April 10, 2000, the Company declared a 3,333.33-for-one stock split for all common and preferred shareholders. On May 2, 2002 (see Note 15 - Subsequent Events), the Company declared a one-for-10 reverse common stock split. All share and per share information has been retroactively restated to reflect these transactions.

As of December 31, 2001, the Company has authorized 200,000,000, 35,000,000, 100,000,000 and 12,000,000 shares of common stock, Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock, respectively, each with a par value of $0.001. The Company also has authorized 3,000,000 shares of preferred stock, which are undesignated, with a par value of $0.001.

Between May and October 2000, the Company sold 44,959,249 shares of Series B convertible preferred stock at a price of $1.00 per share, which resulted in net proceeds of $39,246,254. In connection with this offering, the Company issued 8,991,850 warrants valued at $2,877,392 to purchase the Company's Series B convertible preferred stock at a price of $1.00 per share to a holder of the Company's Series A convertible preferred stock who served as a placement agent.

                               HOME DIRECTOR, INC.

In July 2000, the Company sold 10,000,000 shares of Series C convertible preferred stock at a price of $1.00 per share, which resulted in net proceeds of $9,975,000. In connection with this offering, the Company issued 2,000,000 warrants valued at $640,000 to purchase the Company's Series C convertible preferred stock at a price of $1.00 per share to a holder of the Company's Series A convertible preferred stock who served as a placement agent. The Company also entered into an agreement with the sole holder of its Series C convertible preferred stock which allows the Series C convertible preferred shareholder ten days in which it may present an offer to acquire the Company, after any date in which the Company receives an offer to be acquired by means of a merger, consolidation or other business combination, as defined in the agreement. The agreement shall terminate upon the consummation of a firm underwritten public offering of the Company's common stock with gross proceeds of at least $15,000,000 at a minimum per share price of at least $5.00.

RIGHTS, PREFERENCES AND TERMS OF CAPITAL STOCK

The following is a summary of the rights, preferences and terms of the Company's outstanding common and preferred stock:

Dividends

The holders of all series of the Company's convertible preferred stock are entitled to receive non-cumulative dividends, when and if declared by the Board of Directors. The holders of all series of the Company's convertible preferred stock shall be entitled to receive dividends on a pro rata, as converted, basis with common stock dividends when and if declared by the Board of Directors.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, holders of Series A, Series B and Series C convertible preferred stock shall be entitled to receive, on a pro rata basis based on their respective liquidation values, an amount equal to $0.06, $1.00 and $1.00 per share, respectively, plus any accrued and unpaid dividends. After all payments have been made to holders of the Company's convertible preferred stock, any remaining assets will be distributed on a pro rata basis to the holders of common stock. If the assets and funds of the Company are insufficient to pay the holders of Series A, Series B and Series C convertible preferred stock the full amount, then all assets and funds shall be distributed ratably among the holders of all preferred holders on a pro rata basis.

Conversion

Each share of Series A, Series B and Series C convertible preferred stock, at the option of the holder, is convertible into shares of common stock of the Company at a ten to one ratio, subject to certain adjustments as defined. Conversion is automatic for holders of Series A convertible preferred stock upon the consummation of a firm underwritten public offering of the Company's common stock. Conversion is automatic for holders of Series B and Series C convertible preferred stock upon the consummation of a firm underwritten public offering of the Company's common stock with gross proceeds of at least $15,000,000 at a minimum per share price of at least $5.00.

                               HOME DIRECTOR, INC.

Voting

Each holder of Series A, Series B and Series C convertible preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which the preferred shares are convertible.

NOTE  7  -  STOCK-BASED  COMPENSATION

In December 1999, the Board of Directors approved the Home Director, Inc. 1999 Stock Incentive Plan (the "Plan"). The Company has reserved a total of 2,500,000 shares of common stock for issuance under the Plan. The Plan permits the granting of incentive stock options, nonqualified stock options and stock appreciation rights. The terms of stock option grants are determined by the Board of Directors. The Company's stock options generally vest over three years and have a maximum life of ten years. Separate from the Plan, the Company has granted stock options and warrants to consultants as compensation for their consulting services; for this purpose, the Company has reserved an additional 55,000 shares of common stock. Shares available for future issuance under the Plan and shares available as compensation for consultants total 1,087,977 at December 31, 2001.

The following summarizes the stock option activity for the years ended December 31, 2001 and 2000:

                                                    WEIGHTED
                                                     AVERAGE
                                        OPTIONS     EXERCISE
                                       OUTSTANDING   PRICE
                                       ---------------------
Balance at December 31, 1999                     -   $    -
Granted (exercise price = fair value)    1,333,638     1.20
Granted (exercise price > fair value)        7,500    10.00
Exercised                                  (90,282)    0.20
Canceled                                   (85,821)    0.50
                                       --------------------
Balance at December 31, 2000             1,165,035     1.40
Granted (exercise price = fair value)      658,723     6.60
Granted (exercise price > fair value)       98,500     8.30
Exercised                                  (49,632)    0.50
Canceled                                  (493,465)    4.20
                                       --------------------
Balance at December 31, 2001             1,379,161   $ 3.40
                                       ====================



In connection with the Company's acquisition of DI on January 25, 2001, the Company issued 121,835 stock options, each having an exercise price of $10.00 per share, in exchange for the outstanding stock options of DI. The fair value of these exchanged stock options was $731,000 as of January 25, 2001.

During the years ended December 31, 2001 and 2000, the Company recorded non-cash compensation expense of $500,323 and $5,385, respectively, for the fair value of stock options granted to consultants. This expense, which equates to per share amounts of $5.10 and $0.70 for the years ended December 31, 2001 and 2000, respectively, was computed using the Black-Scholes option-pricing model or, if appropriate, using the actual value of the services rendered. The following weighted-average assumptions were used in this model: expected dividend yield 0%, risk-free interest rate 4.9%, expected life of 5.9 years and stock price volatility of 90%. As of December 31, 2001 and 2000, the related amount of deferred compensation was $218,943 and $0, respectively.

                               HOME DIRECTOR, INC.

During the year ended December 31, 2001, the Company recorded an additional non-cash compensation expense of $1,811,808 for the fair value of stock option amendments for certain terminating employees to extend the life of the stock options; inasmuch as this expense was incurred in connection with the restructuring discussed in Note 13, it is reported on the Statement of Operations under Restructuring Charges. This expense, which equates to $5.90 per share, was computed using the Black-Scholes option-pricing model. The following weighted-average assumptions were used in this model: expected dividend yield 0%, risk-free interest rate 4.3%, expected life of 5.3 years and stock price volatility of 90%.

Pro forma information regarding net loss is also required by SFAS 123 and has been determined as if the Company had accounted for all of its employee stock options under the fair value method of that Statement. The Company computes fair value for this purpose using the minimum value option-pricing model. The weighted-average assumptions used in this model to estimate fair value and the resulting values are as follows:

                                                     2001          2000
                                            -------------------------------

   Expected dividend yield                           0.0%         0.0%
   Risk-free interest rate                           4.2%         6.6%
   Expected life (in years)                          3.0          4.0
   Weighted-average  fair  value  per  share      $  0.80      $  0.30

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                             YEAR ENDED DECEMBER 31,
                                               2001             2000
                                         -----------------------------
Net loss as reported (in thousands)      $  (30,381)      $  (31,672)
Pro forma net loss (in thousands)        $  (30,567)      $  (31,729)

Selected  information  regarding  stock options as of December 31, 2001 follows:


             WEIGHTED-
             NUMBER OF    AVERAGE    NUMBER OF
EXERCISE      OPTIONS    REMAINING    OPTIONS
PRICES      OUTSTANDING    LIFE     EXERCISABLE
------------------------------------------------

0.20           666,690        7.5      525,973
2.20           268,100        9.7       86,071
2.50            40,000        4.4       40,000
4.50            43,500        9.0       30,666
10.00          308,871        8.4      169,635
12.50           52,000        6.0        2,000
            -----------             ------------
             1,379,161        8.0      854,345
            ===========             ============

                              HOME DIRECTOR, INC.

NOTE 8 - COMMON STOCK RESERVED FOR FUTURE ISSUANCE

At December 31, 2001, the Company had reserved a total of 13,488,637 of its authorized 200,000,000 shares of common stock for future issuance as follows:

     For  conversion  of  Series  A  Convertible  Preferred  Stock     3,333,333
     For  conversion  of  Series  B  Convertible  Preferred  Stock     4,495,925
     For  conversion  of  Series  C  Convertible  Preferred  Stock     1,000,000
     Outstanding  preferred  stock  warrants                           1,099,185
     Outstanding  common  stock  warrants                              1,093,056
     Outstanding  stock  options                                       1,379,161
     Possible  future  issuance  under  stock  option  plans           1,087,977
                                                                    ------------
                                                                      13,488,637
                                                                    ============

NOTE 9 - LEASES

The Company leases certain furniture and equipment under various non-cancelable capital leases and its office space and certain equipment under non-cancelable operating leases. Future minimum payments under the non-cancelable capital and operating leases at December 31, 2001 are as follows:


                                                   CAPITAL       OPERATING
                                                    LEASES        LEASES
                                                 ============================

2001                                               $  163,696      $  93,480
2002                                                  123,977         67,877
2003                                                   14,156              -
                                                 ----------------------------
Total minimum payments                                301,829     $  161,357
                                                                 ============
Less amounts representing interest                    (26,374)
                                                 --------------
Present value of minimum lease payments               275,455
Less current portion of capital lease obligations    (142,656)
                                                 --------------
Long-term portion of capital lease obligations     $  132,799
                                                 ==============

Rent  expense  during  the  year  ended  December  31,  2001  was  $720,374.

                               HOME DIRECTOR, INC.

NOTE 10 - RELATED PARTY TRANSACTIONS

Affiliate  advances  and  payables

Included in payables to affiliates and employees at December 31, 2001 is $1,430,192, which represents amounts owed to a certain shareholder for the net book value of certain inventory transferred to the Company in connection with the acquisition of a certain shareholder's Home Director business unit. The amounts due to the shareholder are collateralized by certain inventory of the Company. The Company is required to remit monthly payments to a certain shareholder for the amount of inventory sold by the Company in the preceding month. Any remaining amounts outstanding were due in full in June 2001 and the amount due is now in default. The Company did not remit any payments to the shareholder based on inventory sold during the year ended December 31, 2001.

During the year ended December 31, 2001, a certain shareholder provided the Company with certain information technology, financial consulting and support services (including office space). Additionally, a certain shareholder paid certain operating expenses on behalf of the Company. The Company repaid this shareholder $180,443 during the year ended December 31, 2001 for operating expenses.

Included in payables to affiliates and employees at December 31, 2001 is $150,000, which represents amounts owed to a certain employee for the acquisition of Los Gatos. The Company is required to remit the entire amount due plus accrued interest in May 2002.

Research  and  development  contract

During the year ended December 31, 2000, the Company entered into a two-year technical services agreement with a holder of the Company's Series B convertible preferred stock, whereby the shareholder would perform certain research and development activities. Under the terms of the agreement, the research and development activities would be provided over a two-year period in exchange for cash of $5,000,000 and warrants to purchase 999,999 shares of the Company's common stock at a price of $12.50 per share (valued at $235,410 using the Black-Scholes pricing model). During the year ended December 31, 2000, the Company recorded research and development expenses of $5,235,410 related to this contract.

Placement  and  other  fees

An affiliate of a holder of the Company's Series A convertible preferred stock served as a placement agent for the Company's sale of Series B and Series C convertible preferred stock. In exchange for these services, the affiliate of the shareholder received a total of 10,991,850 warrants to purchase the Company's Series B and Series C convertible preferred stock (see Note 6) and cash fees of $4,495,925. In connection with the DI acquisition, the placement agent received warrants to purchase an additional 93,057 shares of common stock.

Various shareholders and directors have provided services to the Company for compensation of $549,748 for the year ending December 31, 2001. These amounts were recorded as general and administrative expenses in the statement of operations.

                               HOME DIRECTOR, INC.

NOTE 11 - EMPLOYEE BENEFIT PLAN

The Company has a 401(k) Plan (the "401(k) Plan") which covers substantially all employees. Employees may elect to contribute up to 15% of eligible compensation during any 401(k) Plan year subject to IRS limits. Matching contributions to the 401(k) Plan are made at the discretion of the Board of Directors. Through December 31, 2001, the Company has not made any matching contributions to the 401(k) Plan.

NOTE 12 - IMPAIRMENT OF LONG LIVED ASSETS

During the year ended December 31, 2001, the Company substantially reduced its number of employees, exited certain facilities, reduced overall expenses, had limited access to cash to fund operations and/or experienced other significant changes in its business, which indicated potential impairment of its recorded property and equipment, goodwill and related intangible values from current year (see Note 1) and prior year acquisitions. The Company determined that certain property and equipment and intangible assets were no longer in use and that recorded goodwill and certain other intangible assets had become fully and permanently impaired. This decision was based on an analysis of the estimated undiscounted future cash flows of the associated operations. Accordingly, an impairment loss of $8,590,051 was recorded and is included in the consolidated statements of operations as impairment of long-lived assets. Property and equipment, goodwill and intangible amounts and the associated accumulated amortization were written off in conjunction with the impairment.

                                              2000             2001
                                      ------------------------------------

  Goodwill                               $          -      $  5,799,084
  Assembled  workforce                        190,000         1,368,965
  Customer  lists                                   -           383,309
  Other  Intangibles                                -           295,906
  Property  and  Equipment                  1,293,442           742,787
                                      ------------------------------------
                                         $  1,483,442      $  8,590,051
                                      ====================================

NOTE  13  -  RESTRUCTURING  COSTS

During 2001, the Company recorded $4,701,233 of restructuring charges associated with the its decision to reduce its headcount and reduce its overall facilities. The charges were recognized in accordance with EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The amounts recorded consist primarily of the costs associated with future obligations on non-cancelable leases for exited facilities and employee severance cost for 164 employees.

As  of  December  31,  2001,  the  following  amounts  were  recorded:

                                               WRITE-OFFS/
                                               PAYMENTS IN      BALANCE AT
                               ACCRUALS            2001     DECEMBER 31, 2001
                           --------------------------------------------------

Severance  cost             $  3,887,900      $  2,878,170      $  1,009,730
Future  lease  obligations       813,333                 -           813,333
                           --------------------------------------------------
Totals                      $  4,701,233      $  2,878,170      $  1,823,063
                           ==================================================

Unpaid amounts at December 31, 2001 related to the restructurings are included in accrued expenses in the Company's balance sheet.

                               HOME DIRECTOR, INC.

NOTE 14 - CONTINGENCIES

The Company is subject to various legal proceedings and claims, which have arisen in the ordinary course of its business and have not been fully adjudicated. It is impossible at this time for the Company to predict with any certainty the outcome of such litigation. However, management is of the opinion, based upon information presently available, that it is unlikely that any such liability, to the extent not provided for through insurance or otherwise, would be material in relation to the Company's consolidated financial position or results of operations.

On June 18, 2001, Point West Ventures, LP ("Point West") filed a complaint against the Company and Spencer Trask Ventures, Inc., the placement agent for the Company's Series B convertible preferred stock financing. Point West, one of the investors in that financing, has alleged misrepresentation in connection with that financing and is seeking rescission of its $500,000 investment. As of February 11, 2002, Point West is in receivership and, although the receiver may wish to pursue this action at a later date, the proceedings have been stayed.

On January 30, 2002, a lawsuit for $1.9 million was brought against the Company for lack of payment on leased property for its abandoned lease located in North Carolina. The Company obtained a conditional acceptance from the plaintiff to dismiss the case for a payment of $139,481 and the issuance of 800,000 in warrants to be received no later than April 30, 2002. The conditional acceptance states that if Company does not issue the warrants or make the payment by April 30, 2002, the legal proceedings will be reinstated for the full amount of the initial claim. The Company has accrued the amount due under the conditional acceptance at December 31, 2001.

NOTE  15  -  SUBSEQUENT  EVENTS

Agreement  and  Plan  of  Merger

On April 9, 2002, the Company executed an Agreement and Plan of Merger with Netword, Inc. and a wholly owned subsidiary of Netword, Inc. The merger is contingent upon a number of conditions, including a private placement offering of at least $4.0 million of the Company's securities and a reduction in outstanding liabilities. As of July 26, 2002, the Company had sold approximately $7.1 million of its convertible notes and extinguished approximately $7.0 million in outstanding liabilities. The Company expects the remaining contingencies to be residual and anticipates closing the merger by November 30, 2002. In related transactions, the Company received investments, totaling $705,000, for exchangeable notes with warrants to purchase up to 1,007,142 shares of the Company's common stock. The exchangeable notes were exchanged for convertible notes upon the first closing of the private placement.

Restructuring  of  Outstanding  Obligations

In 2002, the Company entered into negotiated agreements with certain of its vendors and others to settle outstanding liabilities at amounts less than the original amounts owed. Management is in the process of further negotiations to attempt to settle certain other outstanding obligations. As of July 26, 2002, the Company had settled $7.0 million in outstanding liabilities for total payments of $2.3 million, including the issuance of 800,000 common stock warrants. The settlement included amounts due under the conditional acceptance reference in note 14.

Stock  Split

On April 1, 2002, the Board of Directors approved a one-for-10 reverse common stock split which was subsequently approved by stockholders as of May 2, 2002. An amendment to the Company's Certificate of Incorporation effecting the stock split was filed with the State of Delaware on May 2, 2002. All common share and per common share amounts for all periods presented in the accompanying financial statements have been restated to reflect the effect of this common stock split.

                               HOME DIRECTOR, INC.
                           CONSOLIDATED BALANCE SHEETS

  UNAUDITED CONDENSED FINANCIAL STATEMENTS OF HOME DIRECTOR TECHNOLOGIES, INC.
                         (FORMERLY HOME DIRECTOR, INC.)
                  FOR THE NINE MOTHS ENDED SEPTEMBER 30, 2002.




                                                                               SEPTEMBER 30,
                                                                                   2002       DECEMBER 31,
                                                                                (UNAUDITED)       2001
                                                                               -------------------------
ASSETS
Current assets:
 Cash and cash equivalents                                                      $ 2,247,369  $   563,046
 Accounts receivable, net of allowance of $362,300 and $274,200, respectively     1,560,379    1,105,393
 Costs and estimated earnings in excess of billings on uncompleted contracts        193,335      134,765
 Inventories, net of allowance of $2,048,400 and $2,583,200, respectively           976,626    1,234,318
 Deferred merger costs                                                              996,300            -
 Other current assets                                                               143,908      271,756
                                                                               -------------------------
Total current assets                                                              6,117,917    3,309,278

Property and equipment                                                              434,174      612,194
Business process, net of accumulated amortization of $12,624 and $8,530,
 respectively                                                                             -        4,094
Customer lists, net of accumulated amortization of $643,110 and $387,191,
 respectively                                                                       114,286      370,205
Assembled workforce, net of accumulated amortization of $369,551 and
 $222,293, respectively                                                              76,875      224,133
Goodwill                                                                          5,601,520    5,601,520




                                                                               -------------------------

Total assets                                                                   $ 12,344,772  $10,121,424
                                                                               =========================


                                                                            SEPTEMBER 30,
                                                                                 2002         DECEMBER 31,
                                                                             (UNAUDITED)         2001
                                                                             -----------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable and accrued expenses                                        $  2,103,061   $  7,450,500
 Billings in excess of costs and estimated earnings on uncompleted contracts        45,022        164,348
 Payables to affiliate and employees                                                     -      1,580,192
 Notes payable                                                                           -        125,000
 Convertible notes, net of $107,209 in discounts                                 8,893,132              -
 Current portion of capital lease obligations                                       42,407        142,656
                                                                             -----------------------------
Total current liabilities                                                       11,083,622      9,462,696
Capital lease obligations, less current portion                                     20,848        132,799

Shareholders' equity:
Common Stock, $0.001 par value; 200,000,000 shares authorized;
 1,446,378 and 1,123,372 shares issued and outstanding as of
 September 30, 2002 and December 31, 2001, respectively                              1,446          1,123
Series A Convertible Preferred Stock, $0.001 par value; 35,000,000 shares authorized; 33,333,334 shares issued and outstanding as of
 September 30, 2002 and December 31, 2001 (aggregate liquidation
 preference of $2,000,000)                                                          33,333         33,333
Series B Convertible Preferred Stock, $0.001 par value; 100,000,000 shares authorized; 44,959,249 shares issued and outstanding as of
 September 30, 2002 and December 31, 2001 (aggregate liquidation
 preference of $44,959,249)                                                         44,959         44,959
Series C Convertible Preferred Stock, $0.001 par value; 12,000,000 shares authorized; 10,000,000 shares issued and outstanding as of
 September 30, 2002 and December 31, 2001 (aggregate liquidation
 preference of $10,000,000)                                                         10,000         10,000
Additional paid-in capital                                                      60,755,879     60,107,185
Warrants - Preferred Stock and Common Stock                                      6,230,578      4,970,135
Accumulated deficit                                                            (65,835,893)   (64,640,806)
                                                                             -----------------------------
Total shareholders' equity                                                       1,240,302        525,929
                                                                             -----------------------------
Total liabilities and shareholders' equity                                    $ 12,344,772   $ 10,121,424
                                                                             ==============================


See accompanying notes.

                               HOME DIRECTOR, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                            THREE MONTHS
                                                                         ENDED SEPTEMBER 30,
                                                                     ---------------------------
                                                                          2002          2001
                                                                     ---------------------------
Revenues                                                              $ 2,656,452   $ 3,916,497

Operating expenses:
 Cost of revenues                                                       1,596,271     2,046,209
 General and administrative                                               673,708     1,179,581
 Sales and marketing                                                      689,217     1,011,740
 Research and development                                                 183,757     1,880,448
 Restructuring charges                                                          -       115,955
 Depreciation and amortization                                            142,759       721,548
                                                                     ---------------------------

Loss from operations                                                     (629,260)   (3,038,984)

Interest and other (expense) income                                    (2,127,433)       33,376
                                                                     ---------------------------
Net loss before extraordinary gain                                     (2,756,693)   (3,005,608)

Extraordinary (loss) gain from extinguishment of certain liabilities     (137,170)            -
                                                                     ---------------------------

Net loss                                                               (2,893,863)   (3,005,608)
                                                                     ---------------------------

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
Net loss before extraordinary gain                                    $     (1.91)  $     (2.68)
Extraordinary (loss) gain from extinguishment of certain liabilities        (0.09)            -
                                                                     ---------------------------
Net loss                                                              $     (2.00)  $     (2.68)
                                                                     ===========================

Shares used in computing basic and diluted net loss per common share    1,446,378     1,120,123
                                                                     ===========================

See accompanying notes.

                               HOME DIRECTOR, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                             NINE MONTHS
                                                                          ENDED SEPTEMBER 30,
                                                                      ---------------------------
                                                                          2002          2001
                                                                      ---------------------------
Revenues                                                              $ 8,004,434   $ 10,593,328

Operating expenses
 Cost of revenues                                                       5,209,430      6,015,243
 General and administrative                                             2,495,677      3,939,665
 Sales and marketing                                                    1,856,597      4,490,429
 Research and development                                                 545,594      5,011,302
 Restructuring charges                                                          -      3,141,701
 Depreciation and amortization                                            608,732      2,045,198
                                                                      ---------------------------

Loss from operations                                                   (2,711,596)   (14,050,210)

Interest and other (expense) income                                    (3,006,734)       118,003
                                                                      ---------------------------
Net loss before extraordinary gain                                     (5,718,330)   (13,932,207)

Extraordinary gain from extinguishment of certain liabilities           4,523,243              -
                                                                      ---------------------------

Net loss                                                               (1,195,087)   (13,932,207)
                                                                      ---------------------------

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
Net loss before extraordinary gain                                    $     (4.39)  $     (13.69)
Extraordinary gain from extinguishment of certain liabilities                3.47              -
                                                                      ---------------------------
Net loss                                                              $     (0.92)  $     (13.69)
                                                                      ===========================


Shares used in computing basic and diluted net loss per common share    1,302,703      1,017,881
                                                                      ===========================

See accompanying notes.

                               HOME DIRECTOR, INC.
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                     SERIES A             SERIES B           SERIES C
                                              COMMON STOCK        PREFERRED STOCK     PREFERRED STOCK     PREFERRED STOCK
                                           --------------------------------------------------------------------------------
                                           SHARES    AMOUNT     SHARES    AMOUNT     SHARES    AMOUNT     SHARES    AMOUNT
                                           --------------------------------------------------------------------------------
Balance at December 31, 2000                 90,282  $    90  33,333,334  $33,333  44,959,249  $44,959  10,000,000  $10,000
Exercise of common stock options             49,632       50           -        -           -        -           -        -
Issuance of common stock in
connection with acquisitions                983,458      983           -        -           -        -           -        -
Issuance of stock options in
connection with acquisitions                      -        -           -        -           -        -           -        -
Issuance of common stock warrants in
 connection with acquisition                      -        -           -        -           -        -           -        -
Issuance of common stock warrants
 for consulting services, less deferred
 compensation of $218,943                         -        -           -        -           -        -           -        -
Acceleration of vesting of certain
 stock options                                    -        -           -        -           -        -           -        -
Net loss                                          -        -           -        -           -        -           -        -
                                         ----------------------------------------------------------------------------------
Balance at December 31, 2001              1,123,372    1,123  33,333,334   33,333  44,959,249   44,959  10,000,000   10,000
Exercise of common stock options
 and warrants                               323,006      323           -        -           -        -           -        -
Issuance of common stock warrants in
 connection with issuance of
 convertible debt                                 -        -           -        -           -        -           -        -
Issuance of common stock warrants to
 non-employees                                    -        -           -        -           -        -           -        -
Beneficial conversion for convertible
 debt                                             -        -           -        -           -        -           -        -
Compensation related to consulting
 services                                         -        -           -        -           -        -           -        -
Net loss                                          -        -           -        -           -        -           -        -
Balance at September 30, 2002
                                         ----------------------------------------------------------------------------------
 (Unaudited)                              1,446,378  $ 1,446  33,333,334  $33,333  44,959,249  $44,959  10,000,000  $10,000
                                         ==================================================================================

                                                                                       TOTAL
                                           ADDITIONAL                               SHAREHOLDERS'
                                            PAID-IN                  ACCUMULATED       EQUITY
                                            CAPITAL     WARRANTS       DEFICIT       (DEFICIT)
                                       ------------------------------------------------------------
Balance at December 31, 2000              $47,705,900  $3,758,188   $(34,260,025)  $ 17,292,445
Exercise of common stock options               24,875           -              -         24,925
Issuance of common stock in
connection with acquisitions                9,833,602           -              -      9,834,585
Issuance of stock options in
connection with acquisitions                  731,000           -              -        731,000
Issuance of common stock warrants in
 connection with acquisition                        -     930,567              -        930,567
Issuance of common stock warrants
 for consulting services, less deferred
 compensation of $218,943                           -     281,380              -        281,380
Acceleration of vesting of certain
 stock options                              1,811,808           -              -      1,811,808
Net loss                                            -           -    (30,380,781)   (30,380,781)
                                       ------------------------------------------------------------
Balance at December 31, 2001               60,107,185   4,970,135    (64,640,806)       525,929
Exercise of common stock options
 and warrants                                 418,213    (385,100)             -         33,436
Issuance of common stock warrants in
 connection with issuance of
 convertible debt                                   -     244,568              -        244,568
Issuance of common stock warrants to
 non-employees                                      -   1,182,032              -      1,182,032
Beneficial conversion for convertible
 debt                                         230,481           -              -        230,481
Compensation related to consulting
 services                                           -     218,943              -        218,943
Net loss                                            -           -     (1,195,087)    (1,195,087)
                                       ------------------------------------------------------------
Balance at September 30, 2002
 (Unaudited)                              $60,755,879  $6,230,578   $(65,835,893)  $  1,240,302
                                       ============================================================

See accompanying notes.

                               HOME DIRECTOR, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                   NINE MONTHS
                                                                               ENDED SEPTEMBER 30,
                                                                           -----------------------------
                                                                                2002          2001
                                                                           -----------------------------
OPERATING ACTIVITIES
Net loss                                                                    $(1,195,087)  $(13,932,207)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization                                                   608,732      2,045,198
Gain from extinguishment of certain liabilities                              (4,523,243)             -
Change in accounts receivable allowance                                          88,100       (170,179)
Change in inventory allowance                                                  (534,800)     1,336,608
Noncash expenses from warrant issuances and accelerated stock
 option vesting                                                                 235,677      2,093,188
Interest expense on debt discount and amortization of deferred
 financing fees                                                               2,779,014              -
Change in operating assets and liabilities:
 Accounts receivable and costs and estimated earnings in excess
   of billings                                                                 (601,656)       991,850
 Inventories                                                                    792,492        137,500
 Other assets                                                                   127,848        190,804
 Accounts payable, accrued expenses and other liabilities                    (2,648,714)    (4,481,407)
                                                                           -----------------------------
Net cash used in operating activities                                        (4,871,637)   (11,788,645)

INVESTING ACTIVITIES
Purchases of property and equipment                                             (23,441)      (328,491)
Change in restricted certificates of deposit                                          -        142,232
Increase in deferred merger costs                                              (996,300)             -
Acquisitions of companies                                                             -     (3,178,015)
                                                                           -----------------------------
Net cash used in investing activities                                        (1,019,741)    (3,364,274)

FINANCING ACTIVITIES
Repayment of capital lease obligations, net                                    (212,200)       (78,222)
Repayment of payables to affiliates                                                   -              -
Proceeds from issuance of common stock                                           33,436         24,925
Proceeds from issuance of convertible notes, net                              9,000,341              -
Debt financing costs                                                         (1,245,876)             -
                                                                           -----------------------------
Net cash provided by financing activities                                     7,575,701        (53,297)
                                                                            ------------  -------------
Net increase (decrease) in cash and cash equivalents                          1,684,323    (15,206,216)
Cash and cash equivalents at beginning of period                                563,046     16,787,161
                                                                           -----------------------------
Cash and cash equivalents at end of period                                  $ 2,247,369   $  1,580,945
                                                                           =============================
SUPPLEMENTAL DISCLOSURES

Cash paid for interest                                                      $    11,250   $     15,747

NONCASH INVESTING AND FINANCING ACTIVITIES

Capital lease obligation incurred                                           $         -   $    108,889
Purchase of Digital Interiors and Los Gatos Home Theater for stock
 and note                                                                   $         -   $ 11,646,152

See accompanying notes.

                               HOME DIRECTOR, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS

Home Director, Inc. (the "Company") was incorporated on October 13, 1999 under the laws of the State of Delaware. The Company, which is headquartered in Livermore, California, commenced operations on December 8, 1999, subsequent to acquiring the assets of and assuming certain liabilities of IBM Corporation's Home Director business unit.

The Company operates in a single industry, the provision of infrastructure components for home networking, and is engaged in the design, sale and installation of home networking products and services for the new home construction market.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Home Director, Inc. and its wholly owned subsidiary, Digital Interiors, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Unaudited Interim Financial Statements

The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles and applicable
Securities and Exchange Commission (SEC) regulations for interim financial information. These financial statements are unaudited and, in the opinion of management, include all adjustments necessary to present fairly the balance sheets, statements of operations and statements of cash flows for the periods presented in accordance with accounting principles generally accepted in the United States. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations. Operating results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. These financial statements and notes should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2001 included elsewhere in this 8-K.

The balance sheet at December 31, 2001 has been derived from the audited consolidated financial statements of the Company.

The accompanying financial statements have been adjusted retroactively to reflect a one-for-10 reverse stock split, which was effective on May 2, 2002.

Basis  of  Presentation

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant operating losses since inception and has limited cash resources. These factors indicate that the Company's continuation as a going concern is dependent upon its ability to obtain adequate financing necessary to continue development and growth of its products and services, to satisfy its obligations and ultimately attain profitability. In this regard, management has raised additional financing during the nine months ended September 30, 2002 (see Note 6
- Debt Issuances) and has entered into a merger agreement with Netword, Inc. (see Note 5 - Merger). However, there can be no assurances that management will continue to be successful in executing its plan to improve its operating results or that the Company can continue to raise additional capital should the need arise.

                               HOME DIRECTOR, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS (CONTINUED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE  OF  ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financials statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the allowance for doubtful accounts, the allowance for obsolete and slow moving inventory, certain severance accruals, certain contingency accruals and estimates regarding the recoverability of long lived assets. Actual results can differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents.

INVENTORIES

Inventories consist of finished goods and are stated at the lower of cost or market. Costs are determined by the weighted average costing method. Inventories are presented net of valuation allowances of $2,048,390 and $2,583,200 at September 30, 2002 and December 31, 2001, respectively.

SIGNIFICANT CUSTOMERS AND CONCENTRATIONS

The Company relies on a limited number of hardware manufacturers. The inability of any supplier or manufacturer to fulfill supply requirements of the Company could materially impact future operating results.

As of September 30, 2002, two customers accounted for 48% and 51% of the accounts receivable balance and nine months revenues, respectively. As of December 31, 2001, two customers accounted for 64% and 51% of the accounts receivable balance and annual revenues, respectively.

                               HOME DIRECTOR, INC.

                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS (CONTINUED)

REVENUE RECOGNITION

The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, fee is fixed or determinable, and collectibility is probable. The Company accrues for sales returns, rebate programs and warranty costs based on its experience.

The Company recognizes revenues on installation projects using the percentage of completion method, based primarily on revenue milestones compared with total estimated milestones. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. Revenues recognized in excess of amounts billed are classified as current assets under "Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts". Amounts billed in excess of revenues recognized to date are classified as current liabilities under "Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts."

NOTE 2 - RECENT ACCOUNTING PRONOUNCEMENTS

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." As such, all goodwill and indefinite-lived intangible assets are no longer amortized but reviewed at least annually for impairment. Other intangible assets continue to be amortized over their useful lives.

As of September 30, 2002, the Company had approximately $5,601,520 of goodwill. The Company has concluded its "Step I" testing as required by SFAS 142. The results of these tests did not indicate additional impairment of the Company's recorded goodwill. Through December 31, 2001, goodwill was amortized on a straight-line basis over periods from seven to 10 years. The following is a summary of reported net loss and net loss per share, as adjusted to exclude goodwill and indefinite intangible assets amortization expense:


                                       NINE MONTHS
                                          ENDED
                                    SEPTEMBER 30, 2001
                                        (UNAUDITED)
                                   -------------------

Net loss                             $  (13,932,207)
Add:  goodwill amortization               1,241,130
Less:  income tax benefit                         -
                                   -------------------
Adjusted net loss                    $  (12,691,077)
                                   ===================
Adjusted net loss per share:
     Basic and Diluted               $       (12.47)
                                   ===================

Shares used in computing
 adjusted net loss per share -
 Basic and Diluted                        1,017,881
                                   ===================

                               HOME DIRECTOR, INC.

                                   (UNAUDITED)

NOTE 2 - RECENT ACCOUNTING PRONOUNCEMENTS

Amortization expense associated with identifiable intangible assets was $407,272 and $463,510 for the nine months ended September 30, 2002 and 2001, respectively.

Estimated amortization expense for existing identifiable intangible assets is approximately $461,800 and $43,596 per year for the years ending December 31, 2002 and 2003, respectively. Estimated amortization expense will be affected by various factors including possible future acquisitions.

In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for fiscal years beginning after December 15, 2002, with earlier application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other costs to exit an Activity (including Certain Costs Incurred in a Restructuring). The provisions of SFAS No. 146 are to be applied prospectively from the date of adoption. The Company has not yet assessed any potential impact the issuance of this standard may have on its financial position or future results of operations.

In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 65, Amendment of FASB Statement No. 13, and Technical Corrections, effective for fiscal years beginning after May 15, 2002. SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. The statement will require gains or losses from extinguishment of debt to be classified as operating items, as opposed to extraordinary items, unless they meet the more stringent criteria of APB No. 30. The statement requires retroactive reclassification for comparative financial statements issued after adoption.

The Company will begin applying SFAS No. 145 as of the beginning of its December 31, 2003 year and will reclass the $4.5 million in extraordinary gain from extinguishment of certain liabilities to operating income in its comparative financial statements issued after adoption. This reclassification will not have an impact on previously reported net income.

NOTE 3 - INCOME TAXES

At December 31, 2001, the Company had federal and state net operating loss carryforwards of approximately $37,400,000 and had recorded a valuation allowance of $21,263,535 to fully offset the net deferred tax asset position of the company as of December 31, 2001, due to the uncertainty surrounding the realization of such assets. Accordingly, the Company has not recorded any income tax expense or benefit as a result of the substantial net operating loss carryforwards, which are fully reserved by a valuation allowance. The Tax Reform Act of 1986 contains provisions that limit the ability to utilize net operating loss carryforwards in the case of certain events including significant changes in ownership interests.

                               HOME DIRECTOR, INC.

                                   (UNAUDITED)

NOTE  4  -  CAPITAL  STOCK

As of September 30, 2002, the Company has authorized 200,000,000, 35,000,000, 100,000,000 and 12,000,000 shares of common stock, Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock, respectively, each with a par value of $0.001. The Company also has authorized 3,000,000 shares of preferred stock, which are undesignated, with a par value of $0.001.

During the nine months ended September 30, 2002, 273,007 options and 50,000 warrants were exercised for total proceeds of $33,436. During the nine months ended September 30, 2002, the Company granted to employees 730,000 options to acquire company stock at an exercise price of $0.10 per share.

In  connection  with the issuance of the exchangeable and convertible notes (see
Note 9), the Company issued 1,007,143 warrants to purchase common stock at $0.70 per share and 200,000 warrants to purchase common stock at $0.10 per share. The Company also issued 14,707,482 warrants to an affiliate of a shareholder as placements fees related to the convertible notes (see Note 5).

Common Stock Reserved for Future Issuance

At September 30, 2002, the Company had reserved a total of 140,265,854 of its authorized 200,000,000 shares of common stock for future issuance as follows:

     For  conversion  of  Series  A  Convertible  Preferred  Stock     3,333,333
     For  conversion  of  Series  B  Convertible  Preferred Stock     14,184,782
     For  conversion  of  Series  C  Convertible  Preferred  Stock     3,155,031
     Outstanding  preferred  stock  warrants                           3,467,963
     Outstanding  common  stock  warrants                             19,721,167
     For  conversion  of  convertible  notes                          92,817,166
     Outstanding  stock  options                                       1,519,119
     Possible  future  issuance  under  stock  option  plans             567,293
     For  earn-out  shares  related  to  DI  acquisition               1,500,000
                                                                   -------------
                                                                     140,265,854
                                                                   =============

The above table includes management's estimate of the impact of anti-dilution features of preferred stock resulting from the merger with Netword, Inc.

NOTE 5 - RELATED PARTY TRANSACTIONS

Affiliate  advances  and  payables

Included in payables to affiliates and employees at December 31, 2001 is $1,430,192, which represents amounts owed to a certain shareholder for the net book value of certain inventory transferred to the Company in connection with the acquisition of a certain shareholder's Home Director business unit. In connection with the company's liability restructuring (Note 7), the Company paid $615,142 to this affiliate during 2002 in satisfaction of this liability, with the difference of $815,050 recorded as an extraordinary gain.

                               HOME DIRECTOR, INC.

                                   (UNAUDITED)

NOTE  5  -  RELATED  PARTY  TRANSACTIONS  (CONTINUED)

During the year ended December 31, 2001, a certain shareholder provided the Company with certain information technology, financial consulting and support services (including office space). Additionally, a certain shareholder paid certain operating expenses on behalf of the Company. The Company repaid this shareholder $180,443 during the year ended December 31, 2001 for operating expenses.

Included in payables to affiliates and employees at December 31, 2001 is $150,000, which represents amounts owed to a certain employee for the acquisition of Los Gatos Home Theater. The Company repaid the entire amount due plus accrued interest in May 2002.

Placement  and  other  fees

An affiliate of a holder of the Company's Series A convertible preferred stock served as a placement agent for the Company's sale of exchangeable notes and convertible notes. In exchange for these services, the affiliate of the shareholder received a total of 14,707,482 warrants to purchase the Company's common stock (see Note 4) and cash fees of $948,906.

                               HOME DIRECTOR, INC.

                                   (UNAUDITED)
NOTE 6 - NET LOSS PER SHARE

In accordance with Statement of Financial Accounting Standards No. 128 "Earnings Per Share", basic and diluted net loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the period.

The potentially dilutive effect of the Company's common stock equivalents has not been included in the computation of diluted net loss per share because the effects would be antidilutive on net loss before extraordinary gain per share for all periods presented. Potentially dilutive securities outstanding convert to common share equivalents as follows:

                                        SEPTEMBER 30,
                             ----------------------------
                                    2002          2001
                             ----------------------------
Options on common stock          1,519,119     1,397,156
Common stock warrants           19,721,167     1,195,556
Preferred stock warrants         1,099,185     1,099,185
Convertible preferred stock      8,829,258     8,829,258
Convertible notes               92,817,166             -
                             ----------------------------
Total                          123,985,895    12,521,155
                             ============================

As indicated in Note 9, the Company issued $180,000 of principal amount of convertible notes after September 30, 2002. These notes are convertible into 1,800,000 shares of common stock.

NOTE  7  -  EXTRAORDINARY  GAIN  FROM  EXTINGUISHMENT  OF  CERTAIN  LIABILITIES

Throughout early 2002, the Company completed a restructuring of several liabilities through negotiations with vendors for settlements and/or abatement, which resulted in the satisfaction of approximately $7.0 million of debt, accounts payable and other liabilities for total payments of approximately $2.5 million. In connection with this restructuring of liabilities, the Company recorded a gain from extinguishment of certain liabilities of approximately $4.5 million, including an adjustment of $137,170 recorded in the third quarter related to revisions of estimates utilized for the Company's June 30, 2002 financial statements.

NOTE  8  -  MERGER

As of April 9, 2002, Home Director, Inc. entered into an Agreement and Plan of Merger with Netword, Inc. ("Netword") and its newly formed, wholly-owned subsidiary, Webspeak Acquisition Corp. Under the terms of the merger agreement, Webspeak will merge into Home Director and Home Director will be the surviving corporation. In the merger, Home Director stockholders will receive shares of Netword common stock in accordance with the exchange ratio described in the merger agreement. Upon completion of the merger, the Home Director stockholders will own approximately 85% of the outstanding Netword common stock, subject to certain adjustments described in the agreement and plan of merger.

                               HOME DIRECTOR, INC.

                                   (UNAUDITED)

NOTE 8 - MERGER (CONTINUED)

The Company anticipates that this transaction will be accounted for as a reverse merger, with Home Director being the acquirer for accounting purposes. The pre-acquisition financial statements of the accounting acquirer (Home Director) will become the historical financial statements of the combined company. The transaction is expected to be accounted for as the issuance of common stock by Home Director for the net monetary assets of Netword, accompanied by a recapitalization to reflect the legally issued and outstanding shares of the merged companies. Pre-acquisition stockholders' equity of Home Director will be retroactively restated for the equivalent number of shares of Netword received by Home Director in the merger, with differences between the par value of Netword's and Home Director's stock recorded as paid-in capital. Any transaction costs ($996,300 as of September 30, 2002) related to the merger are anticipated to be charged directly to equity. The Company anticipates the transaction will not result in any additional goodwill or other intangible assets.

NOTE  9  -  DEBT  ISSUANCES

In February 2002, Donald B. Witmer, chairman of the Board of Directors and chief executive officer, Robert Wise, president, chief operating officer and a director of the Company, and Spencer Trask Venture Partners, LLC, an affiliate of the Company's financial adviser and one of its principal stockholders, purchased $110,000, $55,000 and $270,000 of Home Director exchangeable notes, which included 621,429 detachable warrants to purchase Home Director common stock at $0.70 per share. The exchangeable notes were exchangeable into convertible notes upon satisfying the minimum sale requirements of the private placement of convertible debt. These notes were exchanged for an equal principal amount of Home Director's convertible notes in May 2002. Of the $705,000 proceeds received by the Company, $230,481 was assigned as the fair value of the detachable warrants. The exchangeable notes contained a beneficial conversion feature determined to be $230,481 at the date of issuance. This amount was recorded as an increase to interest expense during the quarter ended June 30, 2002 when the notes were exchanged into secured convertible notes. From May through October 2002, Home Director sold $8.5 million principal amount of its 8% secured convertible notes due in May 2003 at par ($8.3 million outstanding as of September 30, 2002). All of the convertible notes will automatically convert into Home Director common stock at a price of $0.10 per share (a total of 92,817,166 shares) immediately prior to the contemplated merger with Netword, which excludes 2,700,000 shares that will not be issued if owned by Netword.

                               HOME DIRECTOR, INC.

                                   (UNAUDITED)

NOTE  10  -  RESTRUCTURING  CHARGE

During 2001, the Company recognized a restructuring charge of $4,701,233 associated with its decision to reduce its headcount and reduce its overall facilities. The restructuring charge consisted of $3,887,900 related to severance payments for 164 employees and $813,333 of exit costs (future obligations on non-cancelable leases).

Activity during the first nine months of 2002 was as follows for the 2001 restructuring plan:


                                BALANCE ACCRUED                  BALANCE AT
                                AT DECEMBER 31,    SETTLEMENT/   SEPTEMBER 30,
                                    2001            PAYMENTS        2002
                                 ----------       ----------     ----------
Severance and related costs (1)  $1,009,730       $1,009,730      $    -
Exit costs (2)                      813,333          813,333           -
                                 ----------       ----------     ----------
                                 $1,823,063       $1,823,063      $    -
                                 ==========       ==========     ==========


The above provisions and related restructuring reserves are estimates based on the Company's judgment at September 30, 2002. Adjustments to the restructuring provisions may be necessary in the future based on further developments related to the Company's ongoing restructuring efforts.

(1) As part of the Company's efforts to restructure its liabilities, the Company reached settlements with three former executives to reduce their amount of previously agreed severance benefits. This reduction, $523,255, has been reflected as a component of the extraordinary gain on extinguishment of liabilities.

(2) At December 31, 2001, the Company estimated its remaining non-cancelable lease obligation relating to exited facilities at $813,333. During 2002, the Company negotiated with a lessor to issue 800,000 warrants to purchase common stock at $0.30 per share in full satisfaction of the Company's remaining liability to that lessor. The Company recorded the warrants at their fair value of $16,734 and also paid $147,381 related to the exited facilities. The Company recorded a gain of $649,218 reflected as a component of the extraordinary gain on extinguishment of liabilities.

NOTE 11 - CONTINGENCIES

The Company is subject to various legal proceedings and claims, which have arisen in the ordinary course of its business and have not been fully adjudicated. It is impossible at this time for the Company to predict with any certainty the outcome of such litigation. However, management is of the opinion, based upon information presently available, that it is unlikely that any such liability, to the extent not provided for through insurance or otherwise, would be material in relation to the Company's consolidated financial position or results of operations.

On June 18, 2001, Point West Ventures, LP ("Point West") filed a complaint against the Company and Spencer Trask Ventures, Inc., the placement agent for the Company's Series B convertible preferred stock financing. Point West, one of the investors in that financing, has alleged misrepresentation in connection with that financing and is seeking rescission of its $500,000 investment. As of February 11, 2002, Point West is in receivership and, although the receiver may wish to pursue this action at a later date, the proceedings have been stayed.

                               HOME DIRECTOR, INC.

                                   (UNAUDITED)

NOTE  11  -  CONTINGENCIES  (CONTINUED)

On October 10, 2002, IBM Corporation ("IBM") filed a complaint against the Company alleging breach of a lease agreement and is seeking return of leased property with a total value of $230,588. The Company has contacted IBM and has reached a tentative agreement to settle the matter out of court.

                                     ANNEX B
                                     -------

  UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF HOME DIRECTOR,
           INC. (FORMERLY NETWORD, INC.) GIVING EFFECT TO THE MERGER.


     The following unaudited pro forma combined condensed balance sheet gives effect to the following events as if each had occurred on September 30, 2002:

     -    the merger;

     - the one-for-40 reverse stock split of Netword's common stock anticipated to occur immediately before the merger;

     - anti-dilution adjustments under Home Director's Series B and Series C Preferred Stock as a result of the conversion of Home Director's convertible notes immediately before the merger, resulting in an increase of 12,429,206 in the number of shares issuable upon conversion of the preferred stock;

     - the conversion of Home Director's convertible notes (including notes issued after September 30, 2002) and the assumed conversion of Home Director's preferred stock into Home Director's common stock immediately prior to the merger;

     - the issuance of 1,500,000 shares of Home Director's common stock to former stockholders of Digital Interiors immediately before the merger; and

     - the exchange upon the merger of all outstanding Home Director common stock and preferred stock for a total of 3,225,127 shares of Netword common stock, based on an exchange ratio of 0.0276 of one share of Netword common stock for each share of Home Director common stock.

     As a result of the merger, former Home Director stockholders will hold a majority of the voting interests in Netword. Netword anticipates that this transaction will be accounted for as a reverse merger, with Home Director being the acquirer for accounting purposes. The pre-acquisition financial statements of the accounting acquirer (Home Director) will become the historical financial statements of the combined companies. The transaction is expected to be accounted for as the issuance of common stock by Home Director for the net monetary assets of Netword, accompanied by a recapitalization to reflect the legally issued and outstanding shares of the combined companies.
Pre-acquisition stockholders' equity of Home Director will be retroactively restated for the equivalent number of shares of Netword received by Home Director stockholders in the merger, with differences between the par value of Netword's and Home Director's stock recorded as paid-in capital. Any transaction costs related to the merger are anticipated to be charged directly to equity. Netword and Home Director anticipate the transaction will not result in any additional goodwill or other intangible assets. Netword and Home Director have estimated the impact of the merger in developing the accompanying pro forma balance sheet. These estimates are subject to change pending a final analysis after completion of the merger.

     As a result of Netword's decision to effectively discontinue its businesses, Netword will be a non-operating holding company with no continuing operations at the time of the merger. Therefore, the historical results of operations for Netword are not meaningful when combined with the historical results of operations of Home Director for purposes of the pro forma presentation. Accordingly, pro forma results of operations reflecting the merger have not been provided as they would be substantially the same as the historical results of Home Director.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                   (UNAUDITED)
                               SEPTEMBER 30, 2002


                                         HISTORICAL                    PRO FORMA
                                 -------------------------------------------------------------------
                                    HOME
                                   DIRECTOR       NETWORD      ADJUSTMENTS               COMBINED
                                 -------------  ------------  -------------             ------------
Current assets:

  Cash. . . . . . . . . . . . .  $  2,247,369   $ 1,016,354   $    (53,700)  a             $
                                                                   156,600   c               3,366,623
   Accounts receivable. . . . .     1,560,379             -              -                   1,560,379
   Inventories. . . . . . . . .       976,626             -              -                     976,626
   Note receivable. . . . . . .             -       284,400       (284,400)  a                       -
   Other. . . . . . . . . . . .     1,333,543         3,087       (996,300)  a                 340,330
                                 ------------------------------------------     ----------------------
Total current assets. . . . . .     6,117,917     1,303,841     (1,177,800)                  6,243,958
Property and equipment, net           434,174             -              -                     434,174
Intangible assets, net. . . . .     5,792,681        23,700        (23,700)  b               5,792,681
                                 ------------------------------------------     ----------------------
Total assets. . . . . . . . . .  $ 12,344,772   $ 1,327,541   $ (1,201,500)                $12,470,813
                                 ==========================================     =======================
Current liabilities:
   Accounts payable and accrued
   expenses . . . . . . . . . .  $  2,103,061   $   287,436   $          -                 $ 2,390,497
   Convertible notes payable. .     8,893,132             -     (8,893,132)  c                       -
   Other current liabilities. .        87,429        79,758              -                     167,187
                                 ------------------------------------------     ----------------------
Total current liabilities . . .    11,083,622       367,194     (8,893,132)                  2,557,684
Noncurrent liabilities. . . . .        20,848        22,334              -                      43,182
                                 ------------------------------------------     ----------------------
Total liabilities . . . . . . .    11,104,470       389,528     (8,893,132)                  2,600,866
                                 ------------------------------------------     ----------------------
Stockholders' equity:
   Common stock . . . . . . . .         1,446       210,103       (210,103)  f
                                                                    36,069   e                  37,515
   Preferred stock. . . . . . .        88,292             -        (88,292)  d                       -
   Additional paid-in capital .    60,755,879    10,397,877    (10,397,877)  f
                                                                 9,180,341   c
                                                                    88,292   d
                                                                   (36,069)  e              69,988,443
   Warrants . . . . . . . . . .     6,230,578             -              -                   6,230,578
   Accumulated deficit. . . . .   (65,835,893)   (9,669,967)     9,669,967   f
                                                                  (420,087)  a
                                                                  (130,609)  c             (66,386,589)
                                 ------------------------------------------     ----------------------
Total stockholders' equity. . .  $  1,240,302   $   938,013   $  7,691,632                 $ 9,869,947
                                 ------------------------------------------     ----------------------
Total liabilities and equity. .  $ 12,344,772   $ 1,327,541   $ (1,201,500)                $12,470,813
                                 ==========================================     ======================

  See accompanying notes to pro forma combined condensed financial statements.

     (a) Reverse merger purchase price allocation - Following is the net monetary assets of Netword as of September 30, 2002:


                                  Cash   . . . . . . . .              1,016,354
                                  Note receivable. . . .                284,400
                                  Other assets . . . . .                  3,087
                                  Liabilities  . . . . .               (389,528)
                                                                    ------------
                                  Net monetary assets. .             $  914,313
                                                                    ============

           For purposes of this pro forma analysis, the above net monetary assets have been utilized to estimate the adjustment to Home Director's and Netword's combined pro forma stockholders' equity to reflect the reverse merger, as follows:


                       Net monetary assets  . . . . . . . .         $   914,313
                       Adjustments:
                        Estimated transaction costs . . . .          (1,050,000)
                        Cancellation of convertible debt. .            (284,400)
                                                                  --------------
                       Adjustment to Home Director's and
                        Netword's combined pro forma
                        stockholders'  equity    .  .   . .         $  (420,087)
                                                                   =============

           Estimated transaction costs - Home Director and Netword estimate their transaction costs, to be reflected as a reduction of stockholders' equity upon completion of the merger, as follows:


                              Financial advisory fees   . . . . . . $    250,000
                              Attorney and accountants fees . . . .      800,000
                                                                   -------------
                              Estimated transaction costs   . . . . $  1,050,000
                                                                   =============

     The above estimate of transaction costs includes $996,300 of costs that have been incurred and are reflected in other assets on Home Director's September 30, 2002 balance sheet. The remaining $53,700 has been reflected as a reduction of cash in the pro forma presentation.

     Cancellation of convertible debt - Netword's $284,400 convertible note issued by Home Director will be cancelled upon completion of the merger.

     (b) Intangible assets, net - Netword's historical intangible assets will not be recorded by the merged company.

     (c) Convertible notes payable - Home Director's outstanding convertible notes payable ($8,910,341 principal amount as of December 18, 2002, excluding Netword's $270,000 convertible note that will be cancelled at the time of the merger) will automatically convert into approximately 89,103,410 shares of Home Director common stock immediately prior to the merger. Home Director issued $180,000 face value of convertible notes after September 30, 2002. This has been reflected in the above pro forma information as an increase to cash of $156,600, increase to paid-in capital of $180,000 and an increase to accumulated deficit of $23,400, to recognize the issuance costs incurred. Home Director's exchangeable notes, issued in February 2002, were recorded at a discount. Any unamortized discount, which was $107,209 at September 30, 2002, will be reflected as an expense in Home Director's results of operations upon conversion of the notes to common stock. The unamortized amount at September 30, 2002 has been reflected as an increase to accumulated deficit and an increase to additional paid-in capital for purposes of the above pro forma presentation.

     (d) Preferred stock - Home Director's outstanding preferred stock will be treated as though converted into 21,258,465 shares of Home Director common stock immediately prior to the merger.

     (e) Common stock - After all equity transactions contemplated in the merger have been completed, it is estimated that there will be 3,751,467 shares of Netword common stock outstanding. Common stock will reflect those shares multiplied by the par value of $.01. This adjustment will be offset to additional paid-in capital.

     (f) Accumulated Deficit - Because Home Director will be the accounting acquirer, Netword's historical stockholders' equity will not be carried forward to the merged company.

                                 EXHIBIT INDEX



Exhibit Number                    Description
--------------                     -----------

     2.1 Agreement and Plan of Merger by and among Netword, Inc., Webspeak Acqusition Corp. and Home Director, Inc., dated as of April 9, 2002 and amended as of July 31, 2002 and October 25, 2002, set forth in Annex A to the Information Statement/Proxy Statement/Prospectus included in Registrant's Registration Statement on Form S-4 (File No. 333-97615), effective October 29, 2002, incorporated herein by reference.

     3.1 Certificate of Amendment of Netword, Inc., filed with the Secretary of State of the State of Delaware on December 17, 2002, effective as of December 19, 2002, filed herewith.

     3.2 Restated Certificate of Incorporation of Netword, Inc., filed with the Secretary of State of the State of Delaware on December 17, 2002, effective as of December 19, 2002, filed herewith.

     3.3 Amended and Restated Bylaws of Home Director, Inc., adopted as of December 19, 2002, filed herewith.

     3.4 Certificate of Merger of Webspeak Acqusition Corp. into Home Director, Inc., filed with the Secretary of State of the State of Delaware on December 17, 2002, effective as of December 19, 2002, filed herewith.